Exhibit 8.1

February 6, 1998

Foamex L.P.
Foamex Capital Corporation
General Felt Industries, Inc.
Foamex Fibers, Inc.

Foamex LLC
1000 Columbia Avenue

Linwood, Pennsylvania 19061

Re:      $98,000,000 13-1/2% Senior Subordinated Notes Due 2005 Exchange Offer

Ladies and Gentlemen:

         We have acted as counsel for Foamex L.P., a Delaware limited partnership ("Foamex"), Foamex Capital Corporation, a Delaware corporation ("FCC", and together with Foamex, the "Issuers") and General Felt Industries, Inc., a Delaware corporation ("General Felt"), Foamex Fibers, Inc., a Delaware corporation ("Foamex Fibers") and Foamex LLC, a Delaware limited liability company ("FLLC", and together with General Felt and Foamex Fibers, the "Subsidiary Guarantors") in connection with the filing by the Issuers and the Subsidiary Guarantors of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended, an aggregate principal amount of $98,000,000 of the Issuers' 13-1/2% Senior Subordinated Notes due 2005 (the "Now Notes") offered in exchange for a like principal amount of the Issuers' outstanding 13-1/2% Senior Subordinated Notes due 2005 of which $98,000,000 is outstanding. The New Notes are to be issued pursuant to an indenture dated as of December 23, 1997 (the "Indenture"), among the Issuers, the Subsidiary Guarantors, Crain Holdings Corp., a Delaware corporation and The Bank of New York, as trustee (the "Trustee").

         Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

         We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the heading "Certain Federal Income Tax Considerations", accurately describe the material Federal income

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tax consequences to holders of the New Notes issued pursuant to the Prospectus.

         We know that we are referred to under the heading "Legal Matters" in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto.

Very truly yours,

/s/ Willkie Farr & Gallagher